Exhibit 2.11

VIDEOTRON LTD. / VIDÉOTRON LTÉE

THIRD SUPPLEMENTAL INDENTURE

Dated as of March 12, 2015

Computershare Trust Company of Canada,

Trustee

THIRD SUPPLEMENTAL INDENTURE, dated as of March 12, 2015 (this “Third Supplemental Indenture”), by and among Videotron Ltd. / Vidéotron Ltée, a corporation under the laws of the Province of Québec (the “Corporation”), 4Degrés Colocation inc. / 4Degrees Colocation Inc., a corporation under the Canada Business Corporations Act (the “Additional Subsidiary Guarantor”) and Computershare Trust Company of Canada, as trustee (the “Trustee”), to the Indenture, dated as of July 5, 2011, as supplemented through the date hereof (the “Indenture”), by and among the Corporation, each of the subsidiary guarantors party thereto (collectively referred to as the “Original Subsidiary Guarantors”), and the Trustee.

WHEREAS, the Corporation, the Original Subsidiary Guarantors and the Trustee have entered into the Indenture governing the Corporation’s 6 7/8% Senior Notes due July 15, 2021 (the “Notes”);

WHEREAS, Section 4.19 of the Indenture provides that under certain circumstances the Corporation shall cause a Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture providing for a Subsidiary Guarantee of the payment of the Notes by such Restricted Subsidiary;

WHEREAS, the parties hereto are desirous of further supplementing the Indenture in the manner hereinafter provided for the purpose of providing Subsidiary Guarantees by the Additional Subsidiary Guarantor in accordance with the terms of the Indenture;

WHEREAS, Section 9.01(5) of the Indenture provides that the Corporation and the Trustee may amend or supplement the Indenture without the consent of any Holder to add additional guarantees with respect to the Notes; and

WHEREAS, all things necessary have been done to make this Third Supplemental Indenture a valid agreement of the Corporation, the Additional Subsidiary Guarantor and the Trustee, in accordance with its terms.

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises contained herein, the parties hereto mutually covenant and agree as follows:

1. Terms used in this Third Supplemental Indenture that are not defined herein shall have the meanings set forth in the Indenture.

2. The Additional Subsidiary Guarantor hereby agrees to provide an unconditional Subsidiary Guarantee on the terms and subject to the conditions and limitations set forth in the Indenture, including but not limited to Article 10 of the Indenture.

3. This Third Supplemental Indenture shall be construed as supplemental to the Indenture and shall form a part thereof, and the Indenture is hereby incorporated by reference herein and, as supplemented, modified and restated hereby, is hereby ratified, approved and confirmed.

4. This Third Supplemental Indenture shall be effective as of the date hereof. On and after the date hereof, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Third Supplemental Indenture unless the context otherwise requires.

5. Except as provided below, in the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Third Supplemental Indenture, the terms and conditions of this Third Supplemental Indenture shall prevail.

6. If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision of the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Third Supplemental Indenture is executed, the provision required by said Act shall control.

7. This Third Supplemental Indenture shall be governed and construed in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein. The parties hereby acknowledge that they have expressly required this Third Supplemental Indenture be drawn up in the English language only. Les parties reconnaissent avoir expressément demandé que la présente convention soit rédigé en anglais seulement.

8. This Third Supplemental Indenture may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Third Supplemental Indenture.

9. The recitals contained in this Third Supplemental Indenture shall be taken as the statements of the Corporation, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

CORPORATION:

VIDÉOTRON LTÉE

By:	/s/ Hugues Simard	By:	/s/ Chloé Poirier
	Name: Hugues Simard		Name: Chloé Poirier
	Title: Senior Vice President and Chief Financial Officer		Title: Vice President and Treasurer

ADDITIONAL SUBSIDIARY GUARANTOR:

4DEGRÉS COLOCATION INC.

By:	/s/ Chloé Poirier	By:	/s/ Dominique Poulin-Gouin
	Name: Chloé Poirier		Name: Dominique Poulin-Gouin
	Title: Vice President and Treasurer		Title: Assistant Secretary

TRUSTEE:

COMPUTERSHARE TRUST COMPANY OF CANADA

By:	/s/ Fabienne Pinatel	By:	/s/ Sophie Brault
	Name: Fabienne Pinatel		Name: Sophie Brault
	Title: Gestionnaire fiduciaire Corporate Trust Officer		Title: Corporate Trust Officer

Third Supplemental Indenture to 2011 Indenture